Exhibit (a)(1)(H)

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement appears for information purpose only and does not constitute an invitation or offer to acquire, purchase or subscribe for the securities of the Company.

(Incorporated in Bermuda with limited liability)

(Stock Code: 303)

DISCLOSEABLE TRANSACTION

UPDATE ON ACQUISITION OF LEAPFROG ENTERPRISES, INC.

BY WAY OF MERGER

Reference is made to the announcement of VTech Holdings Limited (the “Company) dated 5 February 2016 (the “Announcement”) in relation to the acquisition of Leapfrog Enterprises, Inc. Terms defined in the Announcement shall have the same meanings when used in this announcement unless otherwise stated.

The Board is pleased to announce that the Offer for the outstanding stock of Leapfrog has commenced on 3 March 2016 and is initially scheduled to expire at 11:59 p.m. New York City time on 1 April 2016, unless extended in accordance with the terms of the Merger Agreement.  In addition, as part of the transaction, the Company has entered into agreements with certain stockholders of Leapfrog pursuant to which such stockholders have committed to accept the tender offer and to tender all Leapfrog stock owned by them, which represent approximately 4.6% of the outstanding Class A stock of Leapfrog.  Further announcement(s) in relation to the Offer, the Acquisition and the Merger will be made in accordance with the Listing Rules.

CAUTIONARY STATEMENT

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of Leapfrog.  The solicitation and the offer to purchase shares of common stock of Leapfrog will be made pursuant to an offer to purchase and related materials that the Company and certain of its affiliates have filed with the U.S. Securities and Exchange Commission (the “SEC”).

The Board wishes to emphasize that the Offer and the Closing shall be subject to the satisfaction (or to the extent permitted by Law, waiver by the relevant parties) of the conditions in the Merger Agreement.  Shareholders and potential investors of the Company are urged to exercise caution when dealing in the Shares.  Further announcement in respect of the Acquisition will be made by the Company in the event that the Acquisition has been completed.

STATEMENT ON CAUTIONARY FACTORS

Any statements made in this communication that are not statements of historical fact, including statements about the Company’s beliefs and expectations and statements about the Company’s proposed acquisition of Leapfrog, are forward-looking statements and should be evaluated as such.  Forward-looking statements include statements that may relate to the Company’s plans, objectives, strategies, goals, future events, the timing and success of the Offer and other information that is not historical information.  Factors that may materially affect such forward-looking statements include: the Company’s ability to successfully complete the Offer for Leapfrog’s stock or realize the anticipated benefits of the transaction; and the failure of any of the conditions to the Company’s Offer to be satisfied.

The Company does not undertake, and specifically disclaims, any obligation or responsibility to update or amend any of the information above except as otherwise required by law.

IMPORTANT ADDITIONAL INFORMATION

At the time the Offer was commenced, the Company and certain of its affiliates filed a tender offer statement on Schedule TO with the SEC, and Leapfrog filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully and considered before any decision is made with respect to the Offer. Both the tender offer statement and the solicitation/recommendation statement will be mailed to the stockholders of Leapfrog free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement is available to all the stockholders of Leapfrog from Okapi Partners LLC. The tender offer statement and solicitation/recommendation statement (including all documents filed with the SEC) are free by accessing the SEC’s website at www.sec.gov.

BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER, THE STOCKHOLDERS OF LEAPFROG ARE ADVISED TO READ AND CONSIDER CAREFULLY THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, EACH AS MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME, AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND ITS PARTIES.

By Order of the Board
VTech Holdings Limited
Allan WONG Chi Yun
Chairman

Hong Kong, 3 March 2016

As at the date of this announcement, the executive directors of the Company are  Dr. Allan WONG Chi Yun (Chairman and Group Chief Executive Officer), Dr. PANG King Fai and Mr. Andy LEUNG Hon Kwong. The independent non-executive directors of the Company are Dr. William FUNG Kwok Lun, Mr. Michael TIEN Puk Sun, Dr. Patrick WANG Shui Chung and Mr. WONG Kai Man.

https://www.vtech.com/en/investors/